Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Great Lakes Dredge & Dock Corporation of our report dated March 26, 2014, relating to the consolidated financial statements of Magnus Pacific Corporation and Affiliates as of December 31, 2013 and for the year then ended, which report is included in the Current Report on Form 8-K/A filed on January 20, 2015 of Great Lakes Dredge & Dock Corporation.

/s/ Gallina, LLP

Rancho Cordova, California

August 7, 2015